__________________________________________________

                         AGREEMENT AND PLAN OF MERGER

                                 by and among

                         ANDREWS GROUP INCORPORATED,

                          ANDREWS ACQUISITION CORP.

                                     and

                                TOY BIZ, INC.

                                 dated as of

                              December 27, 1996

              __________________________________________________


                             Index of Defined Terms
          Defined Term                                 Section No.

          Acquisition Proposal  . . . . . . . . . . .       5.3
          affiliate . . . . . . . . . . . . . . . . .       8.5
          Agreement . . . . . . . . . . . . . . . . .       Recitals
          Arad  . . . . . . . . . . . . . . . . . . .       1.6
          Certificates  . . . . . . . . . . . . . . .       2.2(b)
          Class A Shares  . . . . . . . . . . . . . .       2.1
          Class B Shares  . . . . . . . . . . . . . .       2.1
          Closing . . . . . . . . . . . . . . . . . .       1.2
          Closing Date  . . . . . . . . . . . . . . .       1.2
          Common Certificates . . . . . . . . . . . .       2.2(b)
          Company . . . . . . . . . . . . . . . . . .       Recitals
          Company SEC Documents . . . . . . . . . . .       3.5
          DGCL  . . . . . . . . . . . . . . . . . . .       1.1
          Dissenting Stockholders . . . . . . . . . .       2.1(c)
          D&O Insurance . . . . . . . . . . . . . . .       5.8(b)
          Effective Time  . . . . . . . . . . . . . .       1.3
          Employee Option . . . . . . . . . . . . . .       2.4(a)
          Exchange Act  . . . . . . . . . . . . . . .       1.7(a)
          Governmental Entity . . . . . . . . . . . .       3.4
          Indemnified Party . . . . . . . . . . . . .       5.8(a)
          Marvel  . . . . . . . . . . . . . . . . . .       3.2(c)
          Merger  . . . . . . . . . . . . . . . . . .       1.1
          Merger Consideration  . . . . . . . . . . .       2.1(c)
          Parent  . . . . . . . . . . . . . . . . . .       Recitals
          Paying Agent  . . . . . . . . . . . . . . .       2.2(a)
          Perlmutter Group  . . . . . . . . . . . . .       1.6
          Preferred Certificates  . . . . . . . . . .       2.2(b)
          Preferred Merger Consideration  . . . . . .       2.1(d)
          Preferred Shares  . . . . . . . . . . . . .       2.1
          Preferred Stock . . . . . . . . . . . . . .       3.2(a)
          Proxy Statement . . . . . . . . . . . . . .       1.7(a)
          Purchaser . . . . . . . . . . . . . . . . .       Recitals
          Purchaser Common Stock  . . . . . . . . . .       2.1
          Qualifying Offer  . . . . . . . . . . . . .       5.9(b)
          SEC . . . . . . . . . . . . . . . . . . . .       1.7(a)
          Secretary of State  . . . . . . . . . . . .       1.3
          Securities Act  . . . . . . . . . . . . . .       3.5
          Shares  . . . . . . . . . . . . . . . . . .       2.1
          Special Committee . . . . . . . . . . . . .       1.6
          Special Meeting . . . . . . . . . . . . . .       1.7(a)
          Stock Option Plan . . . . . . . . . . . . .       2.4(a)
          Stock Purchase Agreements . . . . . . . . .       1.6
          Subsidiary  . . . . . . . . . . . . . . . .       3.1
          Surviving Corporation . . . . . . . . . . .       1.1
          Voting Debt . . . . . . . . . . . . . . . .       3.2(a)


                                TABLE OF CONTENTS

          ARTICLE I      THE MERGER . . . . . . . . . . . . . . .    1

               Section 1.1  The Merger  . . . . . . . . . . . . .    1
               Section 1.2  Closing . . . . . . . . . . . . . . .    2
               Section 1.3  Effective Time  . . . . . . . . . . .    2
               Section 1.4  Certificate of Incorporation and By-
                              Laws  . . . . . . . . . . . . . . .    2
               Section 1.5  Directors and Officers of the Surviv
                         ing Corporation  . . . . . . . . . . . .    2
               Section 1.6  Company Actions . . . . . . . . . . .    3
               Section 1.7  Stockholders' Meeting and Proxy
                              Statement . . . . . . . . . . . . .    3

          ARTICLE II     CONVERSION OF SECURITIES . . . . . . . .    5

               Section 2.1  Conversion of Capital Stock . . . . .    5
               Section 2.2  Exchange of Certificates  . . . . . .    6
               Section 2.3  Dissenters' Rights  . . . . . . . . .    8
               Section 2.4  Company Plans . . . . . . . . . . . .    9

          ARTICLE III    REPRESENTATIONS AND WARRANTIES OF THE
                          COMPANY . . . . . . . . . . . . . . . .    9

               Section 3.1  Organization  . . . . . . . . . . . .    9
               Section 3.2  Capitalization  . . . . . . . . . . .   10
               Section 3.3  Authorization; Validity of Agreement;
                              Company Action  . . . . . . . . . .   12
               Section 3.4  Consents and Approvals; No
                              Violations  . . . . . . . . . . . .   12
               Section 3.5  SEC Reports and Financial Statements    13
               Section 3.6  Information in Proxy Statement  . . .   13
               Section 3.7  Vote Required . . . . . . . . . . . .   14

          ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF PARENT
                          AND THE PURCHASER . . . . . . . . . . .   14

               Section 4.1  Organization  . . . . . . . . . . . .   14
               Section 4.2  Authorization; Validity of Agreement;
                              Necessary Action  . . . . . . . . .   14
               Section 4.3  Consents and Approvals; No Viola
                         tions  . . . . . . . . . . . . . . . . .   15
               Section 4.4  Information in Proxy Statement  . . .   16

          ARTICLE V      COVENANTS  . . . . . . . . . . . . . . .   16

               Section 5.1  Interim Operations of the Company . .   16
               Section 5.2  Consents and Approvals  . . . . . . .   16
               Section 5.3  No Solicitation . . . . . . . . . . .   17
               Section 5.4  Brokers or Finders  . . . . . . . . .   18
               Section 5.5  Additional Agreements . . . . . . . .   19
               Section 5.6  Publicity . . . . . . . . . . . . . .   19
               Section 5.7  Notification of Certain Matters . . .   19
               Section 5.8  Directors' and Officers' Insurance
                              and Indemnification . . . . . . . .   19
               Section 5.9  Assignment; Purchase of Shares. . . .   20
               Section 5.10 Stock Purchase Agreements . . . . . .   21

          ARTICLE VI     CONDITIONS . . . . . . . . . . . . . . .   22


               Section 6.1  Conditions to Each Party's Obligation
                              to Effect the Merger  . . . . . . .   22
               Section 6.2  Conditions to Parent's and the
                              Purchaser's Obligations to Effect the
                              Merger  . . . . . . . . . . . . . .   22
               Section 6.3  Conditions to Company's Obligations
                              to Effect the Merger  . . . . . . .   23

          ARTICLE VII    TERMINATION  . . . . . . . . . . . . . .   23

               Section 7.1  Termination . . . . . . . . . . . . .   23
               Section 7.2  Effect of Termination . . . . . . . .   25

          ARTICLE VIII   MISCELLANEOUS  . . . . . . . . . . . . .   25

               Section 8.1  Fees and Expenses . . . . . . . . . .   25
               Section 8.2  Amendment, Modification and Other
                              Action. . . . . . . . . . . . . . .   25
               Section 8.3  Nonsurvival of Representations and
                              Warranties  . . . . . . . . . . . .   25
               Section 8.4  Notices . . . . . . . . . . . . . . .   26
               Section 8.5  Interpretation  . . . . . . . . . . .   27
               Section 8.6  Counterparts  . . . . . . . . . . . .   27
               Section 8.7  Entire Agreement; No Third Party
                              Beneficiaries; Rights of Ownership    27
               Section 8.8  Severability  . . . . . . . . . . . .   28
               Section 8.9  Governing Law . . . . . . . . . . . .   28


                         AGREEMENT AND PLAN OF MERGER

                    AGREEMENT AND PLAN OF MERGER (this "Agree-ment"), dated as of December 27, 1996, by and among Andrews Group Incorporated, a Delaware corporation ("Par-ent"), Andrews Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (the "Purchas-er"), and Toy Biz, Inc., a Delaware corporation (the "Company").

                    WHEREAS, the Board of Directors of the Company and the Board of Directors of each of Parent and Purchas-er have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent and the merger of Purchaser with and into the Company upon the terms and subject to the conditions set forth herein.

                    NOW, THEREFORE, in consideration of the forego-ing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                  ARTICLE I

                                  THE MERGER

                    Section 1.1  The Merger.  Upon the terms and
          subject to the conditions of this Agreement and in accor-dance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined in Section 1.3), the Company and the Purchaser shall consummate a merger (the "Merger") pursuant to which (a) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (some-times hereinafter referred to as the "Surviving Corpora-tion") and shall continue to be governed by the laws of the State of Delaware, and (c) all of the rights, privi-leges, immunities, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation and all obligations, duties, debts and liabilities of the Company and the Purchaser shall become the obligations, duties, debts and liabilities of the Surviving Corpora-tion.

                    Section 1.2  Closing.  The closing of the
          Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, unless another date or place is agreed to in writing by the parties hereto.

                    Section 1.3 Effective Time. As soon as prac-ticable following the satisfaction or waiver of the conditions set forth in Article VI hereof, Parent, the Purchaser and the Company will cause a Certificate of Merger to be executed and filed on the date of the Clos-ing (or on such other date as Parent and the Company may agree) with the Secretary of State of Delaware (the "Secretary of State") as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secre-tary of State or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

                    Section 1.4  Certificate of Incorporation and
          By-Laws.   At the Effective Time, the Amended and Restat-
          ed Certificate of Incorporation of the Company, as amend-ed, as in effect immediately prior to the Effective Time, shall be amended as set forth in Exhibit A hereto. The Amended and Restated Certificate of Incorporation, as so amended at the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.
          The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be amended as set forth in Exhibit B hereto. The by-laws of the Company, as so amended at the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable law. The Merger shall have the effects specified in the DGCL.

                    Section 1.5  Directors and Officers of the
          Surviving Corporation. The directors of the Purchaser and the officers of the Company at the Effective Time shall, from and after the Effective Time, be the direc-tors and officers, respectively, of the Surviving Corpo-ration until their successors shall have been duly elect-ed or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws.

                    Section 1.6  Company Actions.  The Company
          hereby approves of and consents to the Merger and repre-sents that its Board of Directors, at a meeting duly called and held, has (i) upon the recommendation of its Special Committee (the "Special Committee"), unanimously determined that each of the Agreement and the Merger are fair and in the best interests of the holders of the Class A Shares (as defined in Section 2.1), other than Avi Arad ("Arad"), Isaac Perlmutter, Isaac Perlmutter T.A., a Florida trust, and ZIB Inc., a Delaware corpora-tion (collectively, the "Perlmutter Group"), whose shares are to be purchased pursuant to the Stock Purchase Agree-ment, dated as of November 20, 1996, between Parent and Arad and the Stock Purchase Agreement, dated as of Novem-ber 20, 1996, between Parent and the Perlmutter Group (together, the "Stock Purchase Agreements"), (ii) ap-proved this Agreement and the transactions contemplated hereby, including the Merger, and such approval consti-tutes approval of this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the stockholders of the Compa-ny approve and adopt this Agreement and the Merger.

                    Section 1.7  Stockholders' Meeting and Proxy
          Statement.

                    (a) If required by applicable law in order to consummate the Merger, the Company shall, in accordance with applicable law:

                         (i)  duly call, give notice of, convene
               and hold a special meeting of its stockholders (the "Special Meeting") and submit this Agreement and the Merger to a vote of the Company's stockholders for their adoption and approval as promptly as possible following the execution and delivery of this Agree-ment;

                         (ii)  prepare and file with the Securities
               and Exchange Commission (the "SEC"), in accordance with Regulation 14A and Rule 13e-3 under the Securi-ties Exchange Act of 1934 (the "Exchange Act"), a preliminary Proxy Statement (as hereinafter defined) relating to the Merger and this Agreement and use its best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary Proxy State-ment, provided that no amendment or supplement thereto will be made by the Company without consul-tation with Parent and its counsel, (y) cause a letter to stockholders, notice of meeting, defini-tive Proxy Statement, including any amendment or supplement thereto, and form of proxy (collectively, the "Proxy Statement") to be mailed to its stock-holders in connection with the Merger and (z) to obtain the necessary approvals of the Merger and this Agreement by its stockholders;

                         (iii)  subject to the fiduciary obliga-
               tions of the Board of Directors under applicable law as advised by independent counsel, include in the Proxy Statement its recommendation that the stock-holders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement; and

                         (iv) include in the Proxy Statement the
               written opinion of Wasserstein Perella & Co. that the Merger Consideration (as defined in Section 2.1(c)) is fair to the holders of the Class A Shares (other than Arad and the Perlmutter Group) from a financial point of view.

                    (b) Parent shall furnish to the Company written information concerning itself and Purchaser expressly for inclusion in the Proxy Statement.

                    (c) Parent shall vote, or cause to be voted, all of the capital stock of the Company then owned by it, the Purchaser or any of its other affiliates in favor of the approval of the Merger and the adoption of this Agreement.


                                  ARTICLE II

                           CONVERSION OF SECURITIES

                    Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and with-out any action on the part of Parent, Purchaser, the Company or the holders of any shares of Class A common stock, par value $.01 per share (the "Class A Shares"), or Class B common stock, par value $.01 per share, of the Company (the "Class B Shares" and, collectively with the Class A Shares, the "Shares"), or the holders of any shares of Series A Preferred Stock (the "Preferred Shares") of the Company, or holders of common stock, par value $1.00 per share, of the Purchaser (the "Purchaser Common Stock")

                    (a) Purchaser Common Stock. Each issued and outstanding share of the Purchaser Common Stock shall be converted into and become one fully paid and nonassess-able share of common stock of the Surviving Corporation.

                    (b)  Cancellation of Treasury Stock and
          Parent-Owned Stock. All Shares that are owned by the Company as treasury stock and any Shares or other capital stock owned by Parent, the Purchaser or any other wholly owned Subsidiary (as defined in Section 3.1) of Parent shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

                    (c)  Exchange of Shares.  Each issued and
          outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and any Shares which are held by stockholders ("Dissenting Stockholders") exercis-ing appraisal rights pursuant to Section 262 of the DGCL, which Shares shall be converted into the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 262 of the DGCL) shall be converted into the right to receive $22.50 per Share in cash, payable to the holder thereof, without interest (the "Merger Consider-ation"), upon surrender of the certificate formerly representing such Share in the manner provided in Section
          2.2. All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the sur-render of such certificate in accordance with Section 2.2.

                    (d) Exchange of Preferred Shares. Each issued and outstanding Preferred Share (other than any Preferred Shares which are held by stockholders who are Dissenting Stockholders, which Shares shall be converted into the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Preferred Shares as determined in accordance with Section 262 of the DGCL) shall be converted into the right to receive an amount per Preferred Share equal to the then applicable Redemp-tion Price (as defined and as set forth in the Certifi-cate of Designation for the Preferred Shares), payable to the holder thereof, without interest (the "Preferred Merger Consideration"), upon surrender of the certificate formerly representing such Preferred Share in the manner provided in Section 2.2. All such Preferred Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Preferred Shares shall cease to have any rights with respect thereto, except the right to receive the Pre-ferred Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2.

                    Section 2.2  Exchange of Certificates.  (a)
          Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent for the holders of the Shares and the Preferred Shares in connec-tion with the Merger (the "Paying Agent") to receive the funds, as needed, to which holders of the Shares and the Preferred Shares shall become entitled pursuant to Sec-tion 2.1(c) and 2.1(d). Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation. All interest earned on such funds shall be paid to Parent.

                    (b) Exchange Procedures. As soon as reason-ably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certifi-cate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "Com-mon Certificates") or Preferred Shares (the "Preferred Certificates," and together with the Common Certificates, the "Certificates"), whose Shares or Preferred Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration and the Preferred Merger Consideration, respectively, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration or the Preferred Merger Consid-eration, as the case may be. Upon surrender of a Certif-icate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration or the Preferred Merger Consideration for each Share or Preferred Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration or Preferred Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other non-income taxes required by reason of the payment of the Merger Consider-ation or Preferred Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration or Preferred Merger Consideration in cash as contemplated by this
          Section 2.2.

                    (c)  Transfer Books; No Further Ownership
          Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there-after there shall be no further registration of transfers of the Shares or the Preferred Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares or the Preferred Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares or Preferred Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this
          Article II.

                    (d) Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration or Preferred Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwith-standing the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration or Preferred Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                    Section 2.3 Dissenters' Rights. If any Dis-senting Stockholder shall be entitled to be paid the "fair value" of such holder's Shares or Preferred Shares, as provided in Section 262 of the DGCL, the Company shall give the Parent notice thereof and the Parent shall have the right to participate in all negotiations and proceed-ings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of the Parent, voluntarily make any payment with respect to, or settle or offer to set-tle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effec-tively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares or Preferred Shares had been converted into the Merger Consideration or Preferred Merger Consideration pursuant to Section 2.1.


                    Section 2.4 Company Plans. (a) With respect to each outstanding employee stock option to purchase Shares (an "Employee Option") granted under the Company's 1995 Stock Option Plan (the "Stock Option Plan"), the Company shall, effective as of immediately prior to the Effective Time, and subject to the consent, if required, of the holder of such Employee Option, (i) cause each Employee Option, whether or not then exercisable or vested, to become fully exercisable and vested, (ii) cause each Employee Option that is then outstanding to be cancelled and (iii) in consideration of such cancellation, pay to such holder of an Employee Option an amount in respect thereof equal to the product of (A) the excess, if any, of the Merger Consideration over the exercise price of each such Employee Option and (B) the number of Shares previously subject to the Employee Option immediately prior to its cancellation (such payment to be net of withholding taxes).

                    (b)  Except as may be otherwise agreed to by
          the Parent or the Purchaser and the Company, the Stock Option Plan shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries shall be deleted as of the Effective Time and no holder of Employee Options or any participant in the Stock Option Plan or any other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

          ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                    The Company represents and warrants to Parent and the Purchaser as follows:

                    Section 3.1 Organization. Each of the Company and its Subsidiary (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiary, taken as a whole. As used in this Agreement, the term "Subsidiary" shall mean all corporations or other entities in which the Company or the Parent, as the case may be, owns a majority of the issued and outstanding capital stock or similar interests. As used in this Agreement, any refer-ence to any state of facts, event or effect being materi-al or having a material adverse effect on or with respect to any entity (or group of entities taken as a whole) means such state of facts, event or effect is materially adverse to the consolidated financial condition, busi-nesses or results of operations of such entity (or, if used with respect thereto, of such group of entities taken as a whole). Each of the Company and its Subsid-iary is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiary, taken as a whole.

                    Section 3.2 Capitalization. (a) The autho-rized capital stock of the Company consists of 100,000,000 Class A Shares, 20,000,000 Class B Shares and 25,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of the date hereof,
          (i) 20,348,794 Class A Shares are issued and outstanding and no Class A Shares are held in the treasury of the Company, (ii) 7,394,000 Class B Shares are issued and outstanding and no Class B Shares are held in the trea-sury of the Company, (iii) 59,091 Preferred Shares are issued and outstanding, and (iv) 1,321,471 Class A Shares are reserved for issuance upon exercise of then outstand-ing Employee Options granted under the Stock Option Plan. All the outstanding shares of the Company's capital stock are, and all Class A Shares which may be issued pursuant to the exercise of outstanding Employee Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or its Subsidiary issued and out-standing. Except as set forth above, as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding and (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, ar-rangements or commitments of any character, relating to the issued or unissued capital stock of the Company or its Subsidiary, obligating the Company or its Subsidiary to issue, transfer or sell or cause to be issued, trans-ferred or sold any shares of capital stock or Voting Debt of the Company or its Subsidiary or securities convert-ible into or exchangeable for such shares or equity interests, or obligating the Company or its Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment.

                    (b) All of the outstanding shares of capital stock of its Subsidiary are beneficially owned by the Company, directly or indirectly, and all such shares have been validly issued and are fully paid and nonassessable and are owned by either the Company free and clear of all liens, charges, claims or encumbrances.

                    (c)  Except for the Stockholders Agreement,
          dated as of March 2, 1995, by and among Arad, the Perlmutter Group, Marvel Entertainment Group, Inc. ("Mar-vel") and the Company, the Voting Trust Agreement, dated as of March 2, 1995, among Marvel, Isaac Perlmutter and the Company and the Voting Trust Agreement, dated as of March 2, 1995, among Marvel, Arad and the Company, there are no voting trusts or other agreements or understand-ings to which the Company or its Subsidiary is a party with respect to the voting of the capital stock of the Company or its Subsidiary.

                    (d) Neither the Company nor its Subsidiary is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company, or its Subsid-iary, respectively, as a result of the transactions contemplated by this Agreement.

                    Section 3.3  Authorization; Validity of
          Agreement; Company Action.   The Company has full corpo-
          rate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the Board of Directors of the Company and, except for obtaining the approval of its stockholders as contemplated by Section 3.7 or as otherwise required by Delaware law, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consum-mation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and the Purchas-er, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

                    Section 3.4  Consents and Approvals; No
          Violations. Except for the filings, permits, authoriza-tions, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and the DGCL, neither the execution, delivery or perfor-mance of this Agreement by the Company nor the consumma-tion by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorpora-tion or the by-laws of the Company or of its Subsidiary,
          (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Enti-ty"), (iii) except as set forth in Section 3.4 of the Company Disclosure Schedule, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceler-ation) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or its Subsidiary is a party or by which either of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, its Subsidiary or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsid-iary, taken as a whole, and which will not materially impair the ability of the Company to consummate the transactions contemplated hereby.

                    Section 3.5  SEC Reports and Financial
          Statements. The Company has filed with the SEC, and has heretofore delivered to Parent, true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it under the Exchange Act or the Securities Act of 1933, as amended (the "Secu-rities Act") (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). As of their respective dates or, if amend-ed, as of the date of the last such amendment, the SEC Documents (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.

                    Section 3.6  Information in Proxy Statement.
          The Proxy Statement (or any amendment thereof or supple-ment thereto) will, at the date mailed to Company stock-holders and at the time of the Special Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or the Purchaser for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations there-under, including, without limitation, Regulation 14A and Rule 13e-3.

                    Section 3.7  Vote Required.  The affirmative
          vote of the holders of a majority of the votes represent-ed by the outstanding Class A Shares and Class B Shares, voting together as one class, and the affirmative unani-mous vote of the holders of the outstanding Class B Shares are the only votes of the holders of any class or series of the Company's capital stock necessary to ap-prove this Agreement and the transactions contemplated hereby, subject to any other vote which may be required by Delaware law.

                                  ARTICLE IV


          REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

                    Parent and the Purchaser represent and warrant to the Company as follows:

                    Section 4.1 Organization. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a material adverse effect on Parent and the Purchaser, taken as a whole. Each of Parent and the Purchaser is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries, taken as a whole.

                    Section 4.2  Authorization; Validity of
          Agreement; Necessary Action. Each of Parent and the Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, deliv-ery and performance by Parent and the Purchaser of this Agreement, and the consummation by them of the transac-tions contemplated hereby, have been duly authorized by the Boards of Directors of Parent and the Purchaser and by Parent as the sole stockholder of the Purchaser and no other corporate action on the part of Parent and the Purchaser is necessary to authorize the execution and delivery by Parent and the Purchaser of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and deliv-ered by Parent and the Purchaser, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of Parent and the Purchaser, enforceable against them in accordance with its terms.

                    Section 4.3  Consents and Approvals; No
          Violations. Except for the filings, permits, authoriza-tions, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and the DGCL, neither the execution, delivery or perfor-mance of this Agreement by Parent or the Purchaser nor the consummation by Parent or the Purchaser of the trans-actions contemplated hereby nor compliance by Parent or the Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws of Parent or the Purchaser, (ii) require any filing with, or permit, authorization, consent or approval of, any Gov-ernmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or the Purchaser is a party or by which any of them or any of their respective properties or assets may be bound or
          (iv) violate any order, writ, injunction, decree, stat-ute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, ex-cluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries, taken as a whole and which will not materially impair the ability of Parent or the Purchaser to consummate the transactions contemplated hereby.

                    Section 4.4  Information in Proxy Statement.
          The information supplied by Parent or the Purchaser specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stock-holders and at the time of the Special Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All information supplied by Parent or the Purchaser specifically for inclusion or incorporation by reference in the Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation 14A and Rule 13e-3.

                                  ARTICLE V

                                  COVENANTS

                    Section 5.1 Interim Operations of the Company. The Company covenants and agrees that, except (i) as expressly contemplated by this Agreement or (ii) as agreed in writing by Parent, after the date hereof and prior to the Effective Time, the business of the Company and its Subsidiary shall be conducted only in the ordi-nary and usual course, and, in particular: the Company will not, directly or indirectly, (i) sell, transfer or pledge or agree to sell, transfer or pledge any of the Shares (other than Class A Shares reserved for issuance on the date hereof pursuant to the exercise of Options outstanding on the date hereof) Preferred Stock or capi-tal stock of its Subsidiary beneficially owned by it;
          (ii) amend its certificate of incorporation or by-laws;
          (iii) split, combine or reclassify the outstanding Shares or Preferred Shares; (iv) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; or (v) redeem (except pursuant to the Certificate of Designation relat-ing to the Preferred Shares), purchase or otherwise acquire directly or indirectly any of its capital stock.

                    Section 5.2 Consents and Approvals. (a) Upon the terms and subject to the conditions of this Agree-ment, each of the parties hereto agrees to use all rea-sonable efforts to take, or cause to be taken, all ac-tions, and to do, or cause to be done, all things neces-sary, proper or advisable under applicable laws and regulations to consummate and make effective the transac-tions contemplated by this Agreement as promptly as practicable including, but not limited to, (i) the prepa-ration and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are necessary to obtain any requisite approv-als, consents, order, exemptions or waivers by any third party or Governmental Entity, and (ii) causing the satis-faction of all conditions to the Closing.

                    (b)  Each of Parent and the Company shall
          promptly consult with the other with respect to, provide any necessary information that is not subject to legal privilege with respect to, and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement. Each of Parent and the Company shall promptly inform the other of any communication from any Governmen-tal Entity regarding any of the transactions contemplated by this Agreement. If such party receives a request from any such Governmental Entity with respect to the transac-tions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compli-ance with such request.

                    Section 5.3  No Solicitation.  Neither the
          Company nor its Subsidiary or affiliates shall (and the Company shall use its best efforts to cause its officers, directors, employees, representatives and agents, includ-ing, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encour-age, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representa-tives) concerning any merger, tender offer, exchange offer, sale of assets, sale of shares of capital stock or debt securities or similar transactions involving the Company, its Subsidiary or any division or operating or principal business unit of the Company (an "Acquisition Proposal"). Notwithstanding the foregoing, the Company may furnish information concerning its business, proper-ties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidenti-ality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal, if the Board of Directors of the Company concludes in good faith after consultation with independent legal counsel that the failure to take such action would present a reasonable possibility of violating the fiduciary obligations of such Board under applicable law. Nothing shall prohibit the Company from taking and disclosing a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 under the Exchange Act or, with respect to any Acquisition Proposal, from making any other disclosure required by applicable law. The Company will immediately communicate to Parent the terms of any Acquisition Pro-posal or request for information or to negotiate (and will disclose any written materials received by the Company in connection therewith) and the identity of the party making such Acquisition Proposal or request which it may receive in respect of any such transaction.

                    Section 5.4  Brokers or Finders.  Each of
          Parent and the Company represents, as to itself, its Subsidiaries and its affiliates (other, than in the case of Parent, the Company, and in the case of the Company, Parent or any of its affiliates, other than the Company and its Subsidiary), that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finders' fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement (other than, in the case of the Company, Wasserstein Perella & Co., and in the case of the Parent and its affiliates other than the Company and its Subsidiary, Donaldson, Lufkin & Jenrette, Bear Stearns & Co. Inc., and CS First Boston Corporation) and each of Parent and the Company agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or state-ment alleged to have been made by such party or its affiliates.

                    Section 5.5 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunc-tions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company and Parent shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

                    Section 5.6  Publicity.  The initial press
          release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publica-tion of any press release or other announcement with respect to the Merger, this Agreement or the other trans-actions contemplated hereby without the prior consulta-tion of the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market.

                    Section 5.7 Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be com-plied with or satisfied by it hereunder; provided, howev-er, that the delivery of any notice pursuant to this
          Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                    Section 5.8 Directors' and Officers' Insurance and Indemnification. (a) Parent shall cause the Surviv-ing Corporation (or any successor to the Surviving Corpo-ration) to indemnify, defend and hold harmless the pres-ent and former officers, directors, employees and agents of the Company and its Subsidiary (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permitted under Delaware law, subject to the terms of the Company's certificate of incorporation and by-laws, all as in effect at the date hereof.

                    (b) Parent or the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of not less than five years after the Effective Time; provided, that the Parent may substitute therefor policies of substantially similar coverage and amounts containing terms no less favorable to such former directors or officers; provided, further, that in no event shall the Parent or the Surviving Corporation be required to pay annual premiums for insurance under this Section in excess of 150% of the premiums paid by the Company in 1996; and provided further, however, that if the annual premiums for such insurance coverage exceed such amount Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

                    Section 5.9  Assignment; Purchase of Shares.

                    (a) In the event that the condition set forth in Section 6.2(c) is satisfied, Parent shall (i) transfer all the outstanding shares of capital stock of the Pur-chaser to Marvel and, if necessary, cause Marvel to authorize the consummation of the transactions contem-plated hereby as the then sole stockholder of the Pur-chaser, and (ii) assign its rights, interests and obliga-tions hereunder to Marvel (it being understood that Marvel is not an "interested stockholder" for purposes of
          Section 203 of the DGCL).

                    (b) In the event that the condition set forth in Section 6.2(c) is not satisfied but is waived, Parent, Purchaser or any of their affiliates (other than Marvel) shall have the right to offer to purchase all of the Class A Shares directly from the stockholders of the Company, provided that (i) such offer shall be for any and all outstanding Class A Shares, (ii) such offer shall be for cash in an amount per share not less than the Merger Consideration, and (iii) such offer shall not contain any conditions not customary for an offer of this type (a "Qualifying Offer").

                    (c)  Neither this Agreement nor any of the
          rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by opera-tion of law or otherwise) without the prior written consent of the other parties, except (i) as provided in
          Section 5.9(a)(ii) or (ii) that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect Subsid-iary of Parent. Upon any such assignment (whether pursu-ant to Section 5.9(a)(ii) or otherwise), Parent's assign-ee shall deliver to the Company a writing evidencing its agreement to perform Parent's covenants hereunder and in which it makes representations to the Company substan-tially in the form made by Parent in Article IV. No such assignment (whether pursuant to Section 5.9(a)(ii) or otherwise), however, shall relieve Parent of its obliga-tions under this Agreement.

                    (d) The parties hereto shall take all reason-able actions as are necessary, proper or advisable to give effect to the provisions of this Section 5.9, in-cluding, without limitation, the execution of an amend-ment to this Agreement.

                    Section 5.10 Stock Purchase Agreements. Parent shall not alter or amend (i) the Stock Purchase Agree-ments or (ii) the Performance Bonus Agreement between the Company and Arad, the Performance Bonus Agreement be-tween the Company and Isaac Perlmutter, the Amended and Restated Consulting Agreement between the Company and Arad or the Consulting Agreement between the Company and Isaac Perlmutter (in the case of the documents referred to in this clause (ii), in the form previously provided to the Company) so as to make such arrangements economi-cally more favorable to Arad or Isaac Perlmutter, or enter into any similar agreements, without the consent of the Company, which consent shall not unreasonably be withheld.

                                  ARTICLE VI

                                  CONDITIONS

                    Section 6.1  Conditions to Each Party's
          Obligation to Effect the Merger. The respective obliga-tion of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent or the Purchaser, as the case may be, to the extent permitted by applicable law:

                    (a)  Stockholder Approval.  This Agreement
          shall have been approved and adopted by the requisite vote of the holders of the Shares, if required by appli-cable law or the Company's certificate of incorporation, in order to consummate the Merger;

                    (b)  Statutes; Consents.  No statute, rule,
          order, decree or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger and all governmental consents, orders and approvals required for the consumma-tion of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time; and

                    (c) Injunctions. There shall be no order or injunction of a Governmental Entity of competent juris-diction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger.

                    Section 6.2  Conditions to Parent's and the
          Purchaser's Obligations to Effect the Merger. The obli-gations of Parent and the Purchaser to consummate the Merger are further subject to the fulfillment of the following conditions, which may be waived in whole or in part by Parent and the Purchaser:

                    (a) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects both when made and (except for those representations and warranties that address matters only as of a particular date which need only be true and correct in all material respects as of such date) as of the Effective Time after giving effect to the Merger as if made at and as of such time;

                    (b)  The Company shall have performed in all
          material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time;

                    (c)  The Plan of Reorganization (with such
          changes as Parent shall approve) attached as Exhibit A to the Stock Purchase Agreement dated December 27, 1996 between Parent and Marvel shall have been confirmed and all conditions to closing under such agreement (excluding the condition that all conditions to the closing of this Agreement be satisfied) shall have been satisfied or waived.

                    Section 6.3  Conditions to Company's Obliga-
          tions to Effect the Merger.   The obligations of the
          Company to consummate the Merger are further subject to the fulfillment of the following conditions, which may be waived in whole or in part by the Company:

                    (a) The representations and warranties of the Parent and Purchaser contained in this Agreement shall be true and correct in all material respects both when made and (except for those representations and warranties that address matters only as of a particular date which need only be true and correct in all material respects as of such date) as of the Effective Time after giving effect to the Merger as if made at and as of such time;

                    (b)  Each of the Parent and Purchaser shall
          have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time.

                                 ARTICLE VII

                                 TERMINATION

                    Section 7.1  Termination.  This Agreement may
          be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, wheth-er before or after stockholder approval thereof:

                    (a) By mutual agreement of Parent, Purchaser and the Company.

                    (b)  By Parent or the Company:

                         (i)  if the Merger shall not have been
               consummated by June 30, 1997; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

                         (ii) if the stockholders of the Company
               fail to approve and adopt this Agreement at the Special Meeting; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agree-ment has been the cause of, or resulted in, the failure of the stockholders of the Company to ap-prove and adopt this Agreement at the Special Meet-ing;

                         (iii)  if any Governmental Entity shall
               have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), in each case permanently restrain-ing, enjoining or otherwise prohibiting the transac-tions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

                         (iv)  if, prior to the consummation of the
               Merger, (x) the Board of Directors of the Company shall (A) have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser its approval of this Agreement or the Merger in order to execute a definitive agreement relating to an Acqui-sition Proposal which is a superior proposal to the Merger, reasonably capable of being consummated, and
               (B) have concluded in good faith after consultation with independent legal counsel that the failure to take such action as set forth in the preceding clause (A) would result in the Board of Directors violating its fiduciary obligations under applicable law.

                    (c)  By Parent, if it shall have purchased
          Shares pursuant to a Qualifying Offer.

                    Section 7.2  Effect of Termination.  In the
          event of the termination of this Agreement as provided in
          Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provi-sion hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of any party hereto except (A) for fraud or for material breach of this Agreement and (B) as set forth in this Section 7.2 and Section 8.1.

                                 ARTICLE VIII

                                MISCELLANEOUS

                    Section 8.1  Fees and Expenses.  Except as
          contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the con-summation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

                    Section 8.2 Amendment, Modification and Other Action. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all re-spects, whether before or after any vote of the stock-holders of the Company contemplated hereby, by written agreement of the parties hereto, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce the amount or change the form of the Merger Consider-ation. Notwithstanding any provision of this Agreement to the contrary, no action by the Company referred to in Sections 1.2 or 1.3, Article VI or VII or this Article VIII, and no consent under the first sentence of Section 5.9(c), shall be effective without the approval of the Special Committee.

                    Section 8.3 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

                    Section 8.4  Notices.  All notices and other
          communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


                         if to Parent or the Purchaser, to:

                         Andrews Group Incorporated
                         3200 Windy Hill Road
                         Atlanta, Georgia 30339
                         Attention:  General Counsel
                         Telephone No.:  (212) 572-8600
                         Telecopy No.:   (770) 563-9610

                         with a copy to:

                         MacAndrews & Forbes Holdings Inc.
                         35 East 62nd Street
                         New York, New York 10021
                         Attention:  Barry F. Schwartz, Esq.
                         Telephone No.:  212-572-5170
                         Telecopy:  212-572-5056

                         with an additional copy to:

                         Alan C. Myers, Esq.
                         Skadden, Arps, Slate, Meagher & Flom LLP
                         919 Third Avenue
                         New York, New York 10022
                         Telephone No.: (212) 735-3000
                         Telecopy No.:  (212) 735-2001

                         and

                         if to the Company, to:

                         Toy Biz, Inc.
                         333 East 38th Street
                         New York, New York  10016
                         Attention:  General Counsel
                         Telephone No.:  (212) 682-4700
                         Telecopy No.:   (212) 682-3516

                         with a copy to:

                         Allen Finkelson, Esq.
                         Cravath, Swaine & Moore
                         Worldwide Plaza
                         825 Eighth Avenue
                         New York, New York 10019
                         Telephone No.:  (212) 474-1000
                         Telecopy No.:   (212) 474-3700

                    Section 8.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule l2b-2 of the Exchange Act.

                    Section 8.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

                    Section 8.7 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein): (a) constitute the entire agreement and super-sedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in
          Section 5.8 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                    Section 8.8 Severability. If any term, provi-sion, covenant or restriction of this Agreement is held by a Governmental Entity of competent jurisdiction to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, im-paired or invalidated.

                    Section 8.9  Governing Law.  This Agreement
          shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.


                    IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                        ANDREWS GROUP INCORPORATED

                                        By:
                                           Name:
                                           Title:

                                        ANDREWS ACQUISITION CORP.

                                        By:
                                           Name:
                                           Title:

                                        TOY BIZ, INC.

                                        By:
                                           Name:
                                           Title: